EXHIBIT 10.1
SAFEGUARD SCIENTIFICS, INC.
COMPENSATION SUMMARY — NON-EMPLOYEE DIRECTORS
Effective May 13, 2010, non-employee directors are compensated for their service as a director as shown in the table below:

Compensation Item	Amount
Annual Cash Board Retainers:
Chairman of the Board	$80,000
Other Directors	50,000
Additional Annual Cash Chair Retainers:
Acquisition Committee Chair	5,000
Audit Committee Chair	15,000
Compensation Committee Chair	7,500
Nominating & Corporate Governance Committee Chair	5,000
Cash Meeting Attendance Fees:
Committee Meetings	1,500
We also reimburse non-employee directors for expenses they incur to attend Board and Committee meetings and for reasonable expenses they may incur in connection with attendance at certain continuing education programs each year.
Each non-employee director receives an initial option grant to purchase 8,333 shares of Safeguard common stock upon initial election to the Board. Each non-employee director also will receive an annual service option grant to purchase 5,000 shares and an annual service grant of 2,500 deferred stock units. Directors’ options have an eight-year term. Initial option grants vest 25% each year starting on the first anniversary of the grant date; annual service option grants and deferred stock unit grants vest fully on the first anniversary of the grant date, or, for deferred stock units, once a director reaches age 65, if earlier. The exercise price of options is equal to the fair market value of a share of our common stock on the grant date. The deferred stock units are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of service on the Safeguard Board.
Safeguard maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each director, at his or her election, to receive deferred stock units in lieu of cash retainers and meeting fees paid to directors (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the following calendar year and remains in effect for each subsequent year unless the director elects otherwise at the end of the calendar year preceding the year in which the services are rendered. The number of deferred stock units awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching share units, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always fully vested in Directors’ Fees deferred; the matching share units vest fully on the first anniversary of the date the matching share units are credited to the director’s account or, if earlier, once a director reaches age 65. Each deferred stock unit entitles the director to receive one share of Safeguard common stock on or about the first anniversary of the date upon which the director leaves the Safeguard Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.
At the request of Safeguard, non-employee directors of Safeguard may, from time to time, be asked to assume Safeguard’s designated seat on the Board of Directors of a Safeguard partner company. In exchange for providing such board service, Safeguard will directly compensate each such director on a per meeting basis at rates ranging from $500 to $2,000 for attendance at each in-person or telephonic board meeting. Safeguard also will reimburse each such director for all out-of-pocket expenses incurred by him or her in connection with such service, subject to being reimbursed by the particular partner company as circumstances dictate.